Exhibit 23
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 29, 2022, with respect to the consolidated financial statements of Fox Holdco, Inc. and Subsidiaries included in the Current Report of Vista Outdoor Inc. on Form 8-K/A dated October 19, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Vista Outdoor Inc. on Forms S-8 (File No. 333-201957, File No. 333-214342, and File No. 333-245106).

/s/ Grant Thornton LLP

Newport Beach, CA
October 19, 2022